Exhibit 99.1

Mobile Satellite Ventures LP

Consolidated Balance Sheets

(In Thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$497,560	$59,925
Investments	23,622	52,278
Restricted cash	1,517	1,664
Accounts receivable, net of allowance of $72 and $103	5,050	3,370
Management fee due from TerreStar	241	769
Inventory	1,959	710
Prepaid expenses and other current assets	1,034	1,090

Total current assets	530,983	119,806

Restricted cash, long-term	4,600	4,600
Property and equipment, net	9,417	10,600
System under construction	9,006	—
Intangible assets, net	59,567	61,958
Goodwill	16,918	16,936
Debt issuance costs, net	13,040	—
Other assets	3,056	2,884

Total assets	$646,587	$216,784

Liabilities and partners’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,284	$6,974
Vendor note payable, current portion	231	225
Deferred revenue, current portion	4,727	4,538
Other current liabilities	92	74

Total current liabilities	11,334	11,811

Senior secured discount notes, net	436,504	—
Deferred revenue, net of current portion	22,750	23,243
Vendor note payable, net of current portion	411	470

Total liabilities	470,999	35,524
Commitments and contingencies
Partners’ equity:
MSV general partner	—	—
MSV limited partners	176,644	182,383
Accumulated other comprehensive loss	(1,056)	(1,123)

Total partners’ equity	175,588	181,260

Total liabilities and partners’ equity	$646,587	$216,784

See accompanying notes to consolidated financial statements.

Mobile Satellite Ventures LP

Consolidated Statements of Operations (Unaudited)

(In Thousands)

	Three months ended March 31,
	2006	2005
Revenues:
Services and related revenues	$6,337	$6,706
Equipment sales and other revenues	1,805	484

Total revenues	8,142	7,190
Operating expenses:
Satellite operations and cost of services (exclusive of depreciation and amortization shown separately below)	5,035	3,673
Next generation expenditures (exclusive of depreciation and amortization shown separately below)	4,346	5,774
Sales and marketing	702	719
General and administrative	6,439	4,881
Depreciation and amortization	3,865	4,577

Total operating expenses	20,387	19,624

Loss from continuing operations before other income (expense)	(12,245)	(12,434)
Other income (expense):
Interest income	1,217	681
Interest expense	(354)	(30)
Management fee from TerreStar	651	—
Other income, net	30	14

Loss from continuing operations before cumulative effect of change in accounting principle	(10,701)	(11,769)
Loss from TerreStar discontinued operations	—	(8,936)

Loss before cumulative effect of change in accounting principle	(10,701)	(20,705)
Cumulative effect of change in accounting principle	—	724

Net loss	$(10,701)	$(19,981)

See accompanying notes to consolidated financial statements.

Mobile Satellite Ventures LP

Consolidated Statements of Cash Flows (Unaudited)

(In Thousands)

	Three months ended March 31,
	2006	2005
Operating activities
Net loss	$(10,701)	$(19,981)
Loss from TerreStar discontinued operations	—	8,936

Loss from continuing operations	(10,701)	(11,045)
Adjustments to reconcile net loss to net cash used in operating activities:
TerreStar discontinued operations	—	(4,388)
Cumulative effect of change in accounting principle	—	(724)
Depreciation and amortization	3,865	4,577
Amortization of debt issuance costs and debt discount	344	—
Share-based payment expense	4,785	4,325
Changes in operating assets and liabilities:
Accounts receivable	(798)	(349)
Management fee due from TerreStar	(344)	—
Inventory	(1,248)	21
Prepaid expenses and other assets	(103)	(96)
Accounts payable and accrued expenses	(769)	(696)
Other current liabilities	18	159
Deferred revenue	(272)	(1,316)

Net cash used in operating activities	(5,223)	(9,532)

Investing activities
Purchase of property and equipment, and system under construction	(9,294)	(109)
Release (restriction) of cash	147	(2,938)
Sale of investments	28,655	—

Net cash provided by (used in) investing activities	19,508	(3,047)

Financing activities
Proceeds from issuance of senior secured discount notes, net	436,170	—
Proceeds from exercise of options	258	—
Principal payment on vendor note payable	(55)	(50)
Debt issuance costs	(13,050)	—

Net cash provided by financing activities	423,323	(50)

Effect of exchange rates on cash and cash equivalents	27	(3)

Net increase (decrease) in cash and cash equivalents	437,635	(12,632)
Cash and cash equivalents, beginning of period	59,925	129,124

Cash and cash equivalents, end of period	$497,560	$116,492

Supplemental information
Cash paid for interest	$15	$20

See accompanying notes to consolidated financial statements.

Mobile Satellite Ventures LP

Notes to Consolidated Financial Statements (Unaudited)

1. Nature of Business and Basis of Presentation

Mobile Satellite Venture LP’s predecessor company, Motient Satellite Ventures LLC, was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act on June 16, 2000. On December 19, 2000, Motient Satellite Ventures LLC changed its name to Mobile Satellite Ventures LLC (MSV LLC). On November 26, 2001, MSV LLC was converted into a limited partnership, Mobile Satellite Ventures LP (MSV or the Company), subject to the laws of the state of Delaware. In February 2002, the Company established TerreStar Networks Inc. (TerreStar), a wholly owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the S-band radio frequency band (see Note 5). On May 11, 2005, holders of the Company’s Limited Partnership units exercised previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating performance of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements (see Note 5).

The Company provides mobile satellite and communications services to individual and corporate customers in the United States and Canada via its own satellite and leased satellite capacity. The Company is also engaged in planning, developing, and constructing a next generation integrated satellite-based network. The Company’s operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. Uncertainties also exist regarding the Company’s ability to raise additional debt and equity financing and the ultimate profitability of the Company’s proposed next generation integrated network. The Company will require substantial additional capital resources to construct its next generation integrated network.

The accompanying unaudited consolidated financial statements include the accounts of the Company and its majority owned subsidiaries and all variable interest entities for which the Company is the primary beneficiary prepared in accordance with accounting principles generally accepted in the United States (GAAP). All intercompany accounts are eliminated upon consolidation.

In the Company’s opinion, the accompanying unaudited consolidated financial statements reflect all necessary adjustments, consisting of only normal and recurring nature, necessary for fair presentation of the financial position and results of operations for the three-month periods ended March 31, 2005 and 2006. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for any subsequent interim period or for the fiscal year. The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the consolidated financial statements include management’s judgments regarding the allowance for doubtful accounts, write-downs for inventory obsolescence, future cash flows expected from long-lived assets, accrued expenses, the fair value of the Company’s partnership units for purposes of accounting for options, and the fair value of the Company’s options. Actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue primarily through the sale of wireless airtime service and equipment. The Company recognizes revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is probable. The Company receives activation fees related to initial registration for retail customers. Revenue from activation fees is deferred and recognized ratably over the customer’s contractual service period, generally one year. The Company records equipment sales upon transfer of title and accordingly recognizes revenue upon shipment to the customer.

Next Generation Expenditures

The Company classifies costs it incurs related to the financing, development and deployment of its next generation integrated network as next generation expenditures in the accompanying consolidated statements of operations in order to distinguish these costs from the costs related to its existing satellite-only MSS. Next generation expenditures include costs associated with the Company’s next generation integrated network as follows (in thousands):

	Three months ended March 31,
	2006	2005
Employee-related costs	$2,084	$2,546
Research and development expenses	243	1,838
Professional and consulting expenses	808	833
Legal and regulatory fees	580	319
Patent costs and fees	631	238

Total next generation expenditures	$4,346	$5,774

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are included in comprehensive income, but excluded from net income.

The components of other comprehensive loss were as follows (in thousands):

	Three months ended March 31,
	2006	2005
Net loss	$(10,701)	$(19,981)
Unrealized gain in market value of derivative instruments	—	24
Foreign currency translation adjustment	(1,056)	(859)

Comprehensive loss	$(11,757)	$(20,816)

Stock-Based Compensation

In December 2001, the Company adopted a unit option incentive plan (Unit Option Incentive Plan), which allows for the granting of options and other unit based awards to employees and directors upon approval by the Board of Directors. Options to acquire units generally vest over a three-year period and have a 10-year life. As of March 31, 2006, the total options or other unit based awards available for grant were 6.5 million. During the three months ended March 31, 2006, 40,000 options under this plan were exercised.

In periods prior to January 1, 2006, the Company accounted for stock-based payments using the intrinsic value method as prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. In the past, the Company has granted options with exercise prices less than the fair market value of the units underlying employee options on the date of grant. The Company accounted for stock-based compensation awarded to non-employees as prescribed in SFAS No. 123, Accounting for stock issued to Employees, and its related interpretations.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS No. 123(R) using the prospective method, as the Company used the minimum-value method for disclosure purposes. The new standard is effective and has been adopted by the Company for the year beginning January 1, 2006. The company recognizes compensation cost for all share-based payments on a straight-line basis over the requisite service period for the entire award.

The calculated value of each stock-based award is estimated on the date of grant using the Black-Scholes-Merton option valuation model. The assumptions used in the Black-Scholes-Merton model were determined as described below. As the Company’s securities are not publicly traded, management used the median historical volatility of the public securities of three comparable companies. Those companies were selected as their value is predominantly derived from similar asset holdings. Using this methodology the volatility for grants made during the three months ended March 31, 2006 was 46.3%. The expected term of option awards was determined using the “short-cut approach” prescribed by Staff Accounting Bulletin Topic 14.D.2, as the Company does not believe its historical data is sufficient or reliable for purposes of estimating the expected term of new grants. Based on the “short-cut approach” the estimated term was calculated to be six years. During the three months ended March 31, 2006, the risk-free rate varied from 3.98% to 4.66% and was based on U.S. Treasury yields for securities with similar terms. The Company assumed a dividend rate of 0%.

Additionally, as an input to the determination of the calculated value of unit-based awards the Company determines the fair value of units underlying unit-based awards. Determining the fair value of units underlying unit-based awards (Limited Investor Units) requires complex and subjective judgments. The Company utilized the market approach to estimate the fair value of Limited Investor Units at each date on which share based awards were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. The Company estimated the value of a Limited Investor Unit based on the values implied for partnership units (Common Units) held by limited partners, which hold significant interests in the Company, and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security’s value attributable to the Common Units, we used the market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. The Company made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Common Unit. The Company determined the estimated value of a Limited Investor Unit by making further adjustments to account for differences in rights attributable to a Common Unit as compared to those of a Limited Investor Unit. There is inherent uncertainty in making these estimates.

The Company will continue to expense unvested options outstanding as of December 31, 2005 under the intrinsic value method under APB Opinion No. 25 which totaled approximately $146,000 for the three months ended March 31, 2006. In addition, for the three months ended March 31, 2006, the Company recognized compensation expense of $744,000 for grants of TerreStar options to certain employees of the Company made prior to the spin-off of TerreStar (see Note 5). For all options granted or modified subsequent to January 1, 2006, the Company recorded compensation cost under the provisions of SFAS No. 123(R). Upon adoption, the Company experienced an increase in operating expenses by approximately $437,000 for the three months ended March 31, 2006 relating to the granting of awards since January 1, 2006. Additionally, approximately $3.4 million of compensation expense was recorded under SFAS No. 123(R) related to the modification of an executive’s employment agreement (see Note 4). Approximately $80,000 of compensation expense was incurred in the three months ended March 31, 2006 for the award of 50,000 Restricted Units to an executive. This restricted unit award is accounted for under the provisions of SFAS 123(R) and is recognized as a liability and included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. This restricted unit award will vest over five years; 20,000 units will vest after the second anniversary of the grant date and 10,000 units will vest annually thereafter, subject to certain acceleration provisions. As the Award vests, the Company is obligated to issue to the executive units (or successor equity), if such units or successor equity are then publicly traded, or pay in cash an amount equal to the fair value of the related units such vested or stock. If the units or successor stock are not publicly traded, payment shall be in cash, unless the executive agrees to be paid in units or stock.

The total compensation cost recorded during the three months ended March 31, 2006 and 2005 was $4.8 million and $4.3 million, respectively, for all share-based payments accounted for under either SFAS No. 123(R) or APB Opinion No. 25, as appropriate. The adoption of SFAS No. 123(R) did not impact the Company’s cash flows. The Company does not record a deferred tax provision related to the future exercise of options, as the Company is a partnership.

The Company’s option activity under the Unit Option Incentive Plan as of March 31, 2006 and changes during the three months then ended follows:

Unit Options	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	4,987,205	$9.49

Granted	442,750	56.33
Canceled	(1,000)	29.45
Exercised	(40,000)	6.45

Outstanding at March 31, 2006	5,388,955	$13.36	7.54

Exercisable at March 31, 2006	3,896,005	$7.07	7.13

The weighted-average grant-date calculated value was $20.40 during the three months ended March 31, 2006 and the weighted average intrinsic value during the three months ended March 31, 2005 was $14.41. The total intrinsic value of options exercised during the three months ended March 31, 2005 and 2006 was $0 and $1.6 million, respectively. The aggregate intrinsic value of options outstanding as of March 31, 2006 was $178.1 million, of which $115.7 million is attributable to employees of the Company. As of March 31, 2006, the total compensation cost related to non-vested unit options not yet recognized was $11.1 million, which is expected to be recognized over the weighted-average period of approximately 2.4 years. Cash received from option exercises under the Company’s unit-based payment arrangements for the three months ended March 31, 2005 and 2006 was $0 and $258,000, respectively.

The Company’s restricted unit activity under the Unit Option Incentive Plan as of March 31, 2006 and changes during the three months then ended follows:

Restricted Units	Number of Units
Nonvested shares outstanding at January 1, 2006	—
Granted	50,000

Restricted shares not vested as of March 31, 2006	50,000

The weighted average grant date fair value of restricted unit grants made during three months ended March 31, 2006 was $43.83. As of March 31, 2006, the total compensation cost related to non-vested unit options not yet recognized was approximately $2.2 million, which is expected to be recognized over a period of 4.8 years. This amount will increase or decrease based on the fair value of the Company’s partnership units.

2. Long-Term Debt

The table below shows the components of the Company’s long-term debt as of the dates indicated.

	As of March 31,
	2006	2005
Senior secured discount notes, net	$436,504	$—
Vendor note payable, net of current portion	411	470

Total long term debt	$436,915	$470

In February 2003, the Company entered into an agreement with a satellite communications provider that is a related party (the Vendor) for the construction and procurement of a ground station. The Vendor provided financing for this project totaling approximately $1.0 million at an interest rate of 9.5%.

In March 2006, the Company and its wholly-owned subsidiary, MSV Finance Co., a Delaware corporation, issued Senior Secured Discount Notes, with an aggregate principal amount of $750.0 million at maturity, generating gross proceeds of $436.2 million, with interest accreting until April 1, 2010. The Company and MSV Finance Co. are jointly and severally liable for all obligations under the Senior Secured Discount Notes. All of the Company’s domestic subsidiaries, Mobile Satellite Ventures Corp. (a Canadian subsidiary) and Mobile Satellite Ventures (Canada) Inc. (MSV Canada), a consolidated entity for which the Company is the primary beneficiary, jointly and severally guarantee the Senior Secured Discount Notes. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010). The Company will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at a rate of 14.0% per annum, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. The Company may redeem some or all of the Senior Secured Discount Notes anytime after April 1, 2010 at a redemption price starting at 107% of the accreted value of the Senior Secured Discount Notes and declining to par after April 1, 2012. In addition, at any time before April 1, 2009, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Secured Discount Notes with the net proceeds of certain equity offerings at a redemption price equal to 114.0% of the accreted value of the Senior Secured Discount Notes plus interest, if any, if at least 65% of the originally issued aggregate principal amount of the Senior Secured Discount Notes remains outstanding. At any time before April 1, 2010, the Company may redeem all or a portion of the Senior Secured Discount Notes on one or more occasions at a redemption price equal to 100% of the accreted value plus a premium computed using a discount rate equal to the rate on United States Treasury securities maturing on or about April 1, 2010 plus 50 basis points. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require the Company to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the accreted value, plus, after April 1, 2010, accrued interest. The Senior Secured Discount Notes are secured by substantially all of the Company’s assets and rank equally in right of payment with the Company’s vendor note payable.

The terms of the Senior Secured Discount Notes require the Company to comply with certain covenants that restrict some of the Company’s corporate activities, including the Company’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the lenders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. The Company was in compliance with the covenants of the Senior Secured Discount Notes as of March 31, 2006.

In connection with the closing of the Senior Secured Discount Notes in March 2006, the Company incurred approximately $13.1 million in financing costs. These financing costs were deferred and are being amortized using the effective interest method over the life of the Senior Secured Discount Notes.

3. Regulatory Matters

During 2001, Motient applied to the Federal Communications Commission (FCC) to transfer licenses and authorizations related to its L-Band MSS system to MSV. This transfer was approved in November 2001. In connection with this application, Motient sought FCC authority to launch and operate a next generation integrated network that will include the deployment of satellites and terrestrial base stations operating in the same frequencies. In February 2003, the FCC adopted general rules based on the Company’s proposal to develop a next generation integrated network, subject to the requirement that the Company file an additional application for a specific terrestrial component consistent with the broader guidelines issued in the February 2003 order. These broad guidelines govern issues such as aggregate system interference to other MSS operators, the level of integration between satellite and terrestrial service offerings, and specific requirements of the satellite component that the Company currently meets by virtue of its existing satellite system. While the Company’s current satellite assets satisfy these requirements, the Company has signed a contract to construct and deploy more powerful satellites and has relevant regulatory authorizations for these satellites.

The Company believes that the ruling allows for significant commercial opportunity related to the Company’s next generation integrated network. Both proponents and opponents of ATC, including the Company, asked the FCC to reconsider the rules adopted in the February 2003 order. Opponents of the ruling advocated changes that could adversely impact the Company’s business plans. The Company also sought certain corrections and relaxations of technical standards that would further enhance the commercial viability of the next generation integrated network. The FCC issued an order on reconsideration of the February 2003 order in February 2005. The FCC granted some of the corrections and relaxations of technical standards the Company has advocated and has rejected the requests for changes advocated by opponents of the FCC’s February 2003 order. Only Inmarsat Ventures Ltd. has filed a petition for reconsideration of the February 2005 order, which is currently pending. One terrestrial wireless carrier filed an appeal of the FCC’s February 2003 order with the United States Court of Appeals. This appeal has been withdrawn.

In November 2003, the Company applied for authority to operate ATC in conjunction with the current and next generation satellites of MSV and MSV Canada. The FCC’s International Bureau granted this authorization, in part, in November 2004 and deferred certain issues to the FCC’s rule-making proceeding, which was resolved in February 2005. One opponent of the Company’s application has asked the FCC to review the Company’s ATC authorization. This challenge is pending. The Company has also filed an application to modify its ATC authorization. Only one party has filed comments in opposition to this application. This application is pending. The Company has also received authorization to construct, launch, and operate two satellites from the FCC. MSV Canada has also received authorization from Industry Canada to construct, launch, and operate a satellite. MSV and MSV Canada must meet certain milestone dates for each of these satellites. In January 2006, MSV entered into a contract with Boeing to construct these three satellites as required by the first FCC and Industry Canada milestone requirement for these satellite authorizations.

There can be no assurance that, following the conclusion of the rule-making and the other legal challenges, the Company will have authority to operate a commercially viable next generation integrated network.

4. Commitments and Contingencies

Leases

In February 2006, the Company entered into an amended and restated lease agreement, which is accounted for as an operating lease that provided for, among other things, an extension of term and expansion of its premises in Reston, Virginia. As a result of this amendment, the Company’s lease obligations are as follows for the years ending December 31, (in thousands):

2006	$1,905
2007	2,046
2008	2,025
2009	1,703
2010	1,751
Thereafter	298

$9,728

L-Band Space-Based Network Contract

The Company has entered into a firm-fixed price contract with Boeing Satellite Systems Inc. (Boeing) to construct a space-based network that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training.

Under the terms of the contract, MSV will purchase up to three satellites with options for two additional satellites that must be exercised no later than October 2008. Each satellite is contracted to have a mission life of 15 years with a portion of the contract value payable if certain performance incentives are met, paid over the intended 15-year operating life. Under the Company’s contract with Boeing, Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch (assuming the Company is then current in its payments under the contract).

Future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options, are as follows for the years ended December 31, including the performance incentives payable (in thousands):

2006	$97,932
2007	318,657
2008	259,311
2009	115,213
2010	25,579
Thereafter	266,066

$1,082,758

If the Company elects to terminate the contract in whole or in part, the Company will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Generally, these charges range from $3 million to $200 million, declining after 2007. The Company also has an option to defer certain contractual payments after full construction commences with any deferrals to be repaid in full prior to satellite shipment.

Litigation and Claims

The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company recognizes a liability for these contingencies when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Executive Employment Agreements

Certain executives have employment agreements that provide for severance and other benefits, as well as acceleration of option vesting in certain circumstances following a Change of Control. The agreement for one executive entitles that executive to a severance payment equal to 1.5 times the executive’s prior-year salary and bonus as well as acceleration of vesting for options currently held by the executive, should the executive terminate employment within the period defined in the agreement (originally six months following a change of control). During 2005, the Company’s Compensation Committee of the Board of Directors determined that a “Change of Control” of the Company, as defined in the Unit Option Incentive Plan, occurred. This interpretation was related to Motient’s acquisition, in February 2005, of MSV interests previously held by other MSV limited partners. This Change of Control in turn triggered the acceleration of vesting of all of the Company’s then outstanding options that were subject to accelerated vesting. Based on the February 2005 change in control, this executive could terminate employment and trigger the severance and vesting portions of the executive agreement.

On February 9, 2006 the Compensation Committee of the Board of Directors approved a modification to the agreement to extend the executive’s ability to exercise this change in control provision to February 9, 2007. Under SFAS No.123(R), this modification triggers the recognition of expense of approximately $3.4 million during the three months ended March 31, 2006. The executive has not elected to terminate employment, and accordingly, no amounts have been accrued or expensed for a severance payment.

Other Agreements

In September 2005, the Company entered into an agreement with a third-party that will provide the Company with rights to the use of certain intangible assets in future periods. The Company has prepaid approximately $3.0 million related to this agreement, $2.8 million of which is included in other assets, and $150,000 included in prepaid expenses and other current assets as of March 31, 2006, in the accompanying consolidated balance sheet. The Company has also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract. The Company is amortizing the costs of the contract ratably over the 20-year term of the agreement.

5. TerreStar Discontinued Operations

In February 2002, the Company established TerreStar Networks Inc. (TerreStar), as a wholly owned subsidiary, to develop business opportunities related to the proposed receipt of certain licenses in the S-band. TMI Communications and Company, Limited Partnership (TMI) holds the approval in principle issued by Industry Canada for an S-Band space station authorization and related spectrum licenses for the provision of MSS in the S-band as well as an authorization from the FCC for the provision of MSS in the S-band. These authorizations are subject to FCC and Industry Canada milestones relating to construction, launch, and operational date of the system. TMI plans to transfer the Canadian authorization to an entity that is eligible to hold the Canadian authorization and in which TerreStar and/or TMI will have an interest, subject to obtaining the necessary Canadian regulatory approvals.

On May 11, 2005, holders of the Company’s Limited Partnership units exchanged previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating performance of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements. The operating losses and cash used by TerreStar related to its activities to acquire rights to assets associated with its proposed receipt of the S-band license. In addition, TerreStar incurred costs related to its contract to construct a satellite system.

6. Subsequent Events

On May 8, 2006, certain of the Company’s limited partners announced that they had executed definitive agreements with certain other limited partners that, upon closing, would result in the consolidation of ownership and control of the Company and its general partner by SkyTerra Communications, Inc. (SkyTerra). Upon the closing of such transaction, SkyTerra will issue 39.6 million shares of its common stock to affiliates of Motient Corporation (Motient), Columbia Capital, Spectrum Equity and the minority stakeholders in the MSV Investors LLC in exchange for approximately 14.2 million limited partnership interests of the Company and all of the common stock of the Company’s general partner currently held by these parties, resulting in SkyTerra owning 52% of the Company, on a fully diluted basis, and 78% of the Company’s corporate general partner. Motient intends to distribute approximately 25.5 million shares of SkyTerra common stock that it receives to its common stockholders as soon as practicable following the closing of such transaction. Motient will also receive the right to exchange, at a later date, its remaining 6.7 million limited partnership interests of the Company for approximately 18.9 million shares of SkyTerra’s common stock. Following these transactions, SkyTerra will own approximately 70% of the Company and 78% of the Company’s corporate general partner, on a fully diluted basis.

On May 19, 2006, the Company entered into a letter agreement outlining the terms of an amendment to its satellite construction contract with Boeing. The amendment changes the construction and delivery schedule for the three satellite based networks scheduled to be constructed under that contract, by accelerating by approximately eight months the construction, launch and operations of the two North American satellites, and deferring the construction and launch schedule for a South American satellite (MSV-SA) to the third delivery position. As a result of this amendment, the Company could be required to surrender its FCC authorization for MSV-SA to the FCC. To pursue construction and delivery of MSV-SA on the new schedule, the Company will be required to obtain a new FCC authorization for such satellite. In the event that the Company is required to surrender its FCC authorization for MSV-SA to the FCC, it would forfeit the $2.25 million remaining balance on the performance bond associated with that authorization which is included in restricted cash in the accompanying consolidated balance sheet as of March 31, 2006.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

All statements other than statements of historical facts included in this report, regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements, including those set forth below under this “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management at the time of such statements. Forward looking statements generally can be identified by the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions that indicate future events and trends. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. forward-looking statements speak only as of the date of this report. We will not update these statements unless the securities laws require us to do so. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	the ability to obtain financing to fund growth and generate cash flows to cover the cost of such financing;

•	adverse changes in general economic conditions or in the markets we serve;

•	changes in our business strategies;

•	market acceptance and demand for our new and unproven services;

•	the willingness and availability of strategic partners and/or third parties to develop, construct and market devices compatible with our services;

•	technical or manufacturing delays or failures in completing our next generation integrated network;

•	failures or anomalies in our existing satellite network;

•	technological changes affecting the cost of alternative services to our network;

•	risks associated with competition, including the financial resources of competitors and the introduction of new competing products;

•	costs associated with and ability to protect our proprietary information and intellectual property rights;

•	changes in laws and regulations, or changes in the administration of such laws and regulations;

•	the ability to obtain and/or maintain regulatory approvals in the United States and Canada;

•	the effect of various litigation that arise from time to time in the ordinary course of business; and

•	the impact on our next generation integrated network of natural catastrophes, including damage to our satellites from electromagnetic storms or collisions with other objects in space, and/or man-made disasters.

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes thereto.

Overview

We are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-IP, open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a “carrier’s carrier” wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers.

We currently offer a range of MSS using two geostationary satellites that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. In operating our next generation integrated network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum footprint covers a total population of nearly 330 million. Our spectrum occupies a portion of the L-band and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an ATC network from the FCC. We were a major proponent of the FCC’s February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

Current Business

We currently provide switched and packet data service to approximately 30,000 units in service through a retail sales channel that includes a direct sales force, dealers and resellers. Many of these users are federal, state and local agencies involved in public safety and security that depend on our system for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

In addition to offering managed services to our core direct customer base, we also sell bulk capacity on a wholesale basis to service provider partners for special purpose networks. We provide service to approximately 170,000 more units in service through these indirect channels. A majority of these indirect users access our network for fleet management and asset tracking services through companies including Geologic Solutions, Inc., Wireless Matrix Corporation, Transcore Holdings, Inc. and SkyBitz, Inc.

We provide service in the United States and Canada using two nearly identical GEOs. The first satellite is located at 101° WL. The second satellite, formerly owned by TMI and now owned by MSV Canada, is located at 106.5° WL.

Company Structure

We conduct our business primarily through Mobile Satellite Ventures LP, a Delaware limited partnership, and through our wholly-owned Canadian subsidiary Mobile Satellite Ventures Corp. (MSV Corp.), a Nova Scotia unlimited liability company. Our intellectual property is predominantly held by our wholly-owned subsidiary, ATC Technologies, LLC, a Delaware limited liability company. We have access to a Canadian L-band license held by Mobile Satellite Ventures (Canada) Inc. (MSV Canada), an Ontario corporation in which we hold combined direct and indirect ownership interests of 46.7%, through a capacity lease and other contractual rights. Our United States L-band spectrum license and satellite authorization, as well as the FCC licenses related to use, in the United States, of the Canadian licensed frequencies held by MSV Canada are held by a wholly-owned subsidiary, Mobile Satellite Ventures Subsidiary LLC, a Delaware limited liability company.

We also wholly-own MSV International, LLC, a Delaware limited liability company, for the purpose of pursuing business opportunities related to our authorization to launch an integrated network that could cover South America, along with two other wholly-owned subsidiaries organized for the purpose of pursuing future international and domestic business opportunities, which have no material current activity.

TerreStar

In February 2002, we established TerreStar Networks, Inc. (TerreStar) as a wholly-owned subsidiary to develop business opportunities related to the proposed receipt of certain licenses in the S-band. On May 11, 2005, we distributed all of the outstanding shares of common stock of TerreStar to our limited partners. The distribution was recorded at book value. Subsequent to the spin-off, as we no longer have an ownership interest in TerreStar, the results of TerreStar from its inception through May 11, 2005 are presented as discontinued operations. In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a management services agreement whereby we agreed to provide TerreStar with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities and access to our respective facilities and services related thereto. Also, in connection with the TerreStar distribution, our employees retained their options to acquire shares of TerreStar common stock which continue to vest in accordance with the terms of such options. Continued employment with us will be deemed continued employment with TerreStar for purposes of vesting of such options. We also entered into a license agreement whereby we granted TerreStar a license to use some of our intellectual property for its S-band services.

Potential Consolidation of Ownership

On May 8, 2006, certain of our limited partners announced that they had executed definitive agreements with certain other limited partners that, upon closing, would result in the consolidation of ownership and control of MSV and its general partner in SkyTerra Communications, Inc. (SkyTerra). At the closing of such transaction, SkyTerra will issue 39.6 million shares of its common stock to affiliates of Motient Corporation (Motient), Columbia Capital, Spectrum Equity and the minority stakeholders in MSV Investors LLC in exchange for approximately 14.2 million limited partnership interests of MSV and all of the common stock of our general partner currently held by these parties, resulting in SkyTerra owning 52% of the partnership and 78% of our corporate general partner, on a fully diluted basis. Motient intends to distribute approximately 25.5 million shares of SkyTerra common stock that it receives to its common stockholders as soon as practicable following the closing of such transaction. Motient will also receive the right to exchange, at a later date, its remaining 6.7 million limited partnership interests of the partnership for approximately 18.9 million shares of SkyTerra’s common stock. Following these transactions, SkyTerra will own approximately 70% of the partnership and 78% of our corporate general partner, on a fully diluted basis.

Results of Operations

Three months ended March 31, 2006 compared to the three months ended March 31, 2005

Revenues

Revenues for the three months ended March 31, 2006 increased to $8.1 million from $7.2 million for the three months ended March 31, 2005, an increase of $0.9 million, or 13.2%. This increase was attributable to an increase in equipment sales of $1.3 million. The increase in equipment sales was offset by a $0.4 million reduction in net service revenue resulting primarily from reduced circuit-switched voice revenue.

Operating Expenses

Operations

Operations costs include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and the cost of equipment sold. Operations costs for the three months ended March 31, 2006 were $5.0 million compared to $3.7 million for the three months ended March 31, 2005, an increase of $1.3 million or 37.0%. This increase was primarily the result of a $1.1 million increase for cost of equipment sold, due to an increase in equipment sales. Employee related expenses increased $0.5 million due to an increase in staffing and small equipment expenses increased by $0.2 million. Offsetting these increases was a reduction of $0.4 million for telemetry, tracking and control expenses.

Next Generation Expenditures

Next generation expenditures relate to the financing, development and deployment of a next generation integrated network. Next generation expenses decreased $1.4 million or 24.7% to $4.3 million for the three months ended March 31, 2006 from $5.8 million for the three months ended March 31, 2005. During the three months ended March 31, 2006, employee related expenses decreased by $0.5 million. As a result of the acceleration of unit-based payment expense following the change of control deemed to have occurred in the three months ended March 31, 2005, unit-based payment expense decreased $1.0 million in the three months ended March 31, 2006. This was offset by an increase in other employee related costs, headcount in this department increased ten employees. Research and development expenses decreased $1.6 million due to timing of certain projects, which was offset by $0.4 million of additional patent costs and $0.3 million of additional legal and regulatory fees as a result of increased activities relating to regulatory approval, design, development and deployment of the next generation integrated network.

Sales and Marketing

Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Total sales and marketing costs of $0.7 million were consistent for the three months ended March 31, 2005 and 2006.

General and Administrative Expense

General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to financing, development and deployment of the next generation integrated network. General and administrative expenses for the three months ended March 31, 2006 were $6.4 million compared to $4.9 million for the three months ended March 31, 2005, an increase of $1.5 million or 31.9%. Unit-based payment expense increased $1.6 million. The three month period ended March 31, 2005 included $2.5 million of unit-based payment expense resulting from the change of control deemed to have occurred during the period. Due to the modification of an executive’s employment agreement unit-based payment expense increased by $3.4 million, to a lesser extent, deferred compensation increased during the three months ended March 31, 2006 as a result of the adoption of Statement of Financial Accounting Standards No. 123(R), Shared Based Payments. Offsetting these increases is a $0.2 million decrease in legal fees.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of our intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for the three months ended March 31, 2006 was $3.9 million compared to $4.6 million in the three months ended March 31, 2005, a decrease of $0.7 million or 15.5%. In March 2005, we extended our estimate of the useful life of one of the satellites we utilize to recognize the effect of the initiation of inclined orbit operation. This change in accounting estimate reduced depreciation expense by $0.9 million in the three months ended March 31, 2006. Additionally, changes in foreign currency rates decreased our depreciation expense.

Interest Expense

Interest expense is comprised of the interest paid on a vendor note payable, and amortization of the discount and debt issuance costs on our senior secured discount notes. Interest expense for the three months ended March 31, 2006 increased to $0.4 million from $30,000 for the three months ended March 31, 2005, which was primarily the result of the issuance of senior secured discount notes on March 30, 2006. We expect that our interest expense, and therefore net loss, will continue to increase in 2006 and thereafter.

Interest Income

Interest income relates to interest we earn on cash, cash equivalents, restricted cash and short-term investments. Interest income for the three months ended March 31, 2006 increased to $1.2 million from $0.7 million for the three months ended March 31, 2005, an increase of $0.5 million. This increase was due to interest earned on funds received from issuing senior secured discount notes in March 2006 of $0.1 million, as described in note 2 to the unaudited consolidated financial statements, and improved yields on investments, which resulted in $0.4 million in additional interest income.

Management Fee from TerreStar

In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a Management Services & Shared Facilities Agreement, whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities as well as access to our respective facilities and services related thereto. The agreement may be terminated by either party with respect to any service upon 60 days’ written notice to the other party. The party receiving any services is obligated to reimburse the providing party for all costs of any services provided, including the portion of employee time associated with the services. For the three months ended March 31, 2006, we recognized $0.7 million related to services provided to TerreStar under this agreement. As TerreStar was not spun off until May 2005, we did not receive a management fee during the three months ended March 31, 2005.

Loss from Discontinued Operations

The results of the operation of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $8.9 million for the three months ended March 31, 2005.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash, cash equivalents and short-term investments. Our primary cash needs will be for working capital, capital expenditures and debt service and we believe that our existing cash resources will be sufficient to satisfy our anticipated cash requirements through at least the next 12 months. However, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We have financed our operations through the private placement of debt and equity securities and vendor financing. At March 31, 2006 we had $521.2 million of cash, cash equivalents and short-term investments compared to $112.2 million at December 31, 2005. The outstanding balance on our vendor note payable was $0.6 million on March 31, 2006 compared to $0.7 million at December 31, 2005. The outstanding balance of our Senior Secured Discount Notes issued on March 30, 2006 was $436.5 million on March 31, 2006.

We estimate that the total cost to develop and construct the two satellite components of our next generation integrated network in the United States and Canada, including the costs of the satellites, their launch, launch insurance, and associated ground segment will be approximately $1.1 billion. This estimate does not include approximately $250 million to construct a spare satellite that would not be launched (“ground spare”) but is required by the terms of our FCC authorization. While our ATC authorizations currently contemplate the construction of a ground spare, we expect to apply to the FCC for a waiver of this requirement based on our proposal to use the two new North American satellites as in-orbit spares for each other, replicating the manner in which we operate today with our existing satellites.

In addition, we will require additional significant funds to construct the terrestrial component of our network. We plan to pursue a top 50 market terrestrial footprint, and we expect that each market could require between $20 million and $60 million to establish terrestrial coverage. We estimate that the total cost to deploy the terrestrial portion of the network could range between $500 million and $2.6 billion depending on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile).

Our plan for a South American satellite, for which we have also contracted with Boeing, may cause us to incur additional expenditures of approximately $540 million, depending upon how such a plan is pursued. In May 2006 we entered into a letter agreement outlining the terms of an amendment to our contract with Boeing by accelerating by approximately eight months the construction, launch and operations of the two North American satellites, and deferring the construction and launch schedule for a South American satellite (MSV-SA) to the third delivery position. As a result of this amendment, MSV could be required to surrender its FCC authorization for MSV-SA to the FCC. In the event that the Company is required to surrender its FCC authorization for MSV-SA to the FCC, it would forfeit the $2.25 million remaining balance on the performance bond associated with that authorization, which is included in restricted cash in the accompanying consolidated balance sheet as of March 31, 2006. To pursue construction and delivery of MSV-SA on the new schedule, the Company will be required to obtain a new FCC authorization for such satellite

The cost of building and deploying our next generation satellite network could exceed these estimates. For example, if we elect to defer payments under our satellite construction contract and/or if we exercise certain options to buy additional satellites or other equipment or services, our costs for the satellite component of our network will increase, possibly significantly. The magnitude of the terrestrial wireless network capital requirement depends upon a number of factors including: choice of wireless technology; target applications (for more limited mobility to full mobility); the general pace of construction; and the efficiency of the business case in the initially deployed markets. We intend to manage the terrestrial wireless build-out to be as success-based as possible, thereby moderating capital requirements. However, we may not have control over each of these factors as our strategy involves working with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, we will require significant additional capital, beyond our current resources.

We will need significant additional financing in the future. This additional financing may take the form of loans under a credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Debt or additional equity financing may not be available when needed on terms favorable to us or at all. Any debt financing we obtain may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. We may also be subject to significant interest expense under the terms of any debt we incur.

Senior Secured Discount Notes

In March 2006, we issued Senior Secured Discount Notes, with an aggregate principal amount of $750.0 million at maturity, generating gross proceeds of $436.2 million, with interest accreting until April 1, 2010. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010 (the Senior Secured Discount Notes). All of the Company’s domestic subsidiaries, MSV Corp. and MSV Canada, a consolidated entity for which the Company is the primary beneficiary, jointly and severally guarantee the Senior Secured Discount Notes. We will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at a rate of 14.0% per annum, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. We may redeem some or all of the Senior Secured Discount Notes anytime after April 1, 2010 at a redemption price starting at 107% of the accreted value of the Senior Secured Discount Notes and declining to par after April 1, 2012. In addition, at any time before April 1, 2009, we may redeem up to 35% of the aggregate principal amount at maturity of the Senior Secured Discount Notes with the net proceeds of certain equity offerings at a redemption price equal to 114.0% of the accreted value of the Senior Secured Discount Notes plus interest, if any, if at least 65% of the originally issued aggregate principal amount of the Senior Secured Discount Notes remains outstanding. At any time before April 1, 2010, we may redeem all or a portion of the Senior Secured Discount Notes on one or more occasions at a redemption price equal to 100% of the accreted value plus a premium computed using a discount rate equal to the rate on United States Treasury securities maturing on or about April 1, 2010 plus 50 basis points. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require the Company to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the accreted value, plus, after April 1, 2010, accrued interest. The Senior Secured Discount Notes are secured by substantially all of our assets and rank equally in right of payment with our vendor note payable.

The terms of the Senior Secured Discount Notes require the Company to comply with certain covenants that restrict some of our corporate activities, including our ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the lenders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. We were in compliance with the covenants of the Senior Secured Discount Notes as of March 31, 2006.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (SFAS No. 123(R)), a revision of SFAS No. 123. SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized on a straight-line basis over the vesting period of the award. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R) using the prospective transition method, as we used the minimum-value method for disclosure purposes. Accordingly, we record compensation expense for all newly granted awards and awards modified after January 1, 2006 under the provisions of SFAS No. 123(R). Before January 1, 2006 we accounted for share-based payments using the intrinsic value method as allowed by Accounting Principles Board (“APB”) Opinion No. 25. We will continue to recognize compensation expense beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date based on their intrinsic value, which totaled approximately $146,000 for the three months ended March 31, 2006. In addition, we recognized deferred compensation expense of approximately $744,000 for grants of TerreStar options to certain employees made prior to the spin-off of TerreStar for the three months ended March 31, 2006. For all options granted or modified after January 1, 2006 we will recognize compensation expense based on their fair value. We estimated fair value using the Black-Scholes-Merton pricing model, and assumed a volatility of 46.3% for the three months ended March 31, 2006, whereas for the three months ended March 31, 2005, we assumed a volatility of 0%. We also increased the expected term of the option from five years to six years from the three months ended March 31, 2005 to March 31, 2006.

As we adopted SFAS No. 123(R) using the prospective method, there is no impact to our financial position as of December 31, 2005 or for the three months ended March 31, 2005. As of March 31, 2006, the total compensation cost related to non-vested stock options not yet recognized was $11.1 million, which we expect to recognize of the weighted average period of approximately 2.36 years. The company expects to recognize compensation cost of $3.5 million during the remainder of 2006, although the ultimate impact may change depending on the occurrence of future events and levels of unit-based awards in the future.

Quantitative and Qualitative Disclosure about Market Risk

During the normal course of operating our current business, we are exposed to market risks associated with fluctuations in foreign currency exchange rates, primarily the Canadian dollar and the Euro. To reduce the impact of these risks on our earnings and to increase the predictability of cash flows, we use natural offsets in receipts and disbursements within the applicable currency as the primary means of reducing the risk. When natural offsets are not sufficient, from time to time, we enter into certain derivative contracts to buy and sell foreign currencies. Our foreign currency management policy prohibits speculative trading and allows for hedges to be entered into only when a future foreign currency requirement is identified.

Foreign Currency Exchange Rate Risk

The United States dollar is the functional currency for our consolidated financials. The functional currency of our existing Canadian subsidiary and two Canadian joint ventures is the Canadian dollar. The financial statements of these entities are translated to United States dollars using period-end rates for assets and liabilities, and the weighted-average rate for the period for all expenses and revenues. Periodically, we enter into forward contracts to buy and sell foreign currencies. Our contracts for the purchase and sale of Canadian dollars or Euros have been designated and have qualified as cash flow hedges of our anticipated future cash flows related to operating costs and satellite phone hardware. These contracts generally have durations of less than one year. We account for derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives other than hedges reflected as current-period income (loss) unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity and then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs.